INCENTIVE COMPENSATION PLAN FOR ELECTED OFFICERS OF
                               GPU SERVICE CORPORATION
                        (AS AMENDED AND RESTATED MARCH 4, 1993


          1.  Purpose.

                    The purpose of the Incentive Compensation Plan for Elected Officers of GPU Service Corporation (the "Plan") is to attract and retain highly qualified employees, to obtain from each the best possible performance, and to underscore the importance to them of achieving particular business objectives established for GPU Service Corporation and its affiliates.

          2.  Definitions.

                    For the purposes of the Plan, the following terms shall have the following meanings:

                    A.  Awards.     Incentive   Compensation  Awards   made
              pursuant to the Plan.

                    B.  Board.   The Board  of Directors of  General Public
              Utilities Corporation, unless otherwise specified.

                    C.  Chief  Executive  Officer.    The  Chief  Executive
              Officer of the Corporation.

                    D.  Committee.      The  Personnel   and   Compensation
              Committee of the Board or any successor thereto.

                    E.  Corporation.    GPU   Service  Corporation,  unless
              otherwise specified.

                    F. Employee. An individual who was on the active salaried payroll of the Corporation or an affiliate of the Corporation at any time during the period for which an Award is made.

                    G. Officer. An Officer of the Corporation who is elected by the Corporation's Board of Directors and is an Employee of the Corporation, but not including Assistant Comptrollers, Assistant Secretaries and Assistant Treasurers.

                    H.  Performance  Period.   The  fiscal year  (currently
              calendar) for which Awards are made.

          3.  Effective Date.
                    The effective date of the Plan is July 1, 1987.

          4.  Amounts Available for Awards.
                    A. The aggregate amount available for Awards for any Performance Period shall be determined by the Board upon the recommendation of the Committee.


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                    B.  No Awards shall be made for a Performance Period if
          during such Performance Period no dividends were declared or paid
          on  shares   of  Common   Stock  of   General  Public   Utilities
          Corporation.

          5.  Eligibility for Awards.

                    A.  The  Chief  Executive Officer  shall  determine the
          Officers, if any, who are eligible for Awards for each Performance Period, subject, in the case of Officers who are also Officers of General Public Utilities Corporation, to the concurrence of the Board.

                    B. The Chief Executive Officer may include, among Officers eligible for Awards for a Performance Period, Officers whose employment terminated (whether by reason of retirement, death, disability or other cause) during such Performance Period.

           6. Determination of Amounts of Awards.

                    The Chief Executive Officer shall determine the amounts of Awards subject, in the case of Officers who are also Officers of General Public Utilities Corporation, to the concurrence of the Board, either at or following the end of the Performance Period to which they relate. The amount of the Awards to be made for any Performance Period shall be so determined in accordance with the methods and procedures set forth in the GPU System Officer Incentive Compensation Administrative Manual as in effect for such Performance Period (the "Manual").

                    Notwithstanding the foregoing or any other provision herein or in the Manual to the contrary, if a Change in Control, as defined in Section 7(c) of the 1990 Stock Plan for Employees of General Public Utilities Corporation and Subsidiaries, occurs after the close of any Performance Period but prior to the time Awards for such Performance Period have been made, the following provisions shall apply:

                    (i) each System  objective and each  objective of  each
              Subsidiary for such Performance Period shall be deemed to have been 100% achieved;

                    (ii) the System  Final Pool and each Subsidiary's Final
              Pool for such Performance Period shall be deemed to be 100%, respectively, of the System's Target Pool, and each such Subsidiary's Target Pool, for such Performance Period;

                    (iii) each Officer who, prior to the occurrence of such
              Change in Control, was determined to be eligible for an Award for such Performance Period ("Eligible Officer") shall be entitled to receive an Award for such Performance Period; and





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                     (iv) the  amount  of the  Award  to  be made  to  each
              Eligible Officer shall be determined by multiplying the Corporation's Final Pool for the Performance Period by a fraction the numerator of which is the amount of the Eligible Officer's Annual Base Salary that was taken into account in determining the Corporation's Target Pool for the Performance Period, and the denominator of which is the aggregate amount of the Annual Base Salaries of all Eligible Officers so taken into account.

          7.  Form of Awards.

                    Awards shall be made in cash.

          8.  Payment of Awards.

                    Unless it has been deferred pursuant to the Corporation's Deferred Compensation Plan for Elected Officers, an Award shall be paid as soon as practicable after it is made, but in any event by no later than 60 days after the date on which the Award has been made.

          9.  Special Awards and Other Plans.

                    Nothing contained in the Plan shall prohibit the Corporation from granting special performance or recognition awards under such conditions, and in such form and manner as it sees fit, or from establishing other incentive compensation plans providing for the payment of incentive compensation to Employees; provided, however, that an Officer who receives an Award under this Plan shall not receive an award for the same Performance Period under any other annual incentive plan.

          10.  Amendment and Interpretation of the Plan.

                    A. The Chief Executive Officer shall have the right to amend, modify, suspend, or terminate the Plan at any time or from time to time, provided that any amendment to Section 4, Section 6 or this Section 10.A shall be subject to the concurrence of the Board. No amendment or termination of the Plan shall reduce or otherwise affect an Award already made hereunder without the consent of the Officer affected.

                    B. The decision of the Chief Executive Officer with respect to any questions arising in connection with the adminis-tration or interpretation of the Plan shall be final, conclusive and binding. Notwithstanding the foregoing, any decision made by the Chief Executive Officer after the occurrence of a "Change in Control" (as defined in Section 7(c) of the 1990 Stock Plan for Employees of General Public Utilities Corporation and Subsidiaries) shall be subject to judicial review, under a "de novo", rather than a deferential standard.




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          11.  Miscellaneous.

                    A. All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation.

                    B. All Awards under the Plan are subject to applicable withholding for federal, state and local taxes.

                    C. The Participation of any Officer in the Plan may be terminated at any time. No promise or representation, either express or implied, is made to any Officer with respect to con-tinued employment, transfer or promotion because of his or her participation in the Plan.

                    D. Each Officer who is a participant in the Plan shall have the status of a general unsecured creditor of the Corporation. The Plan shall constitute a mere promise by the Corporation to make payments in the future of the Awards provided for herein. It is the intention of the Corporation that the arrangements reflected in this Plan be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to such arrangements, for purposes of Title I of ERISA.

                    E. An Officer's rights to payments under the Plan shall not be subject in any manner to anticipate, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Officer or the Officer's beneficiary.



























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